Exhibit 99.1

MAP Pharmaceuticals Provides Update on Progress of LEVADEX Development Program

—Company Plans to Submit NDA for LEVADEX in the First Half of 2011—

MOUNTAIN VIEW, Calif., May 11, 2010 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today provided an update on its development program for LEVADEX™ orally inhaled migraine therapy. LEVADEX has completed Phase 3 efficacy development for the acute treatment of migraine.

“We continue to make good progress with our LEVADEX program,” said Timothy S. Nelson, President and CEO of MAP Pharmaceuticals. “Recent clinical and CMC discussions with the FDA have provided us with clarity regarding the content to be included in our NDA submission. We plan to submit an NDA for LEVADEX for the acute treatment of migraine in the first half of 2011, bringing us one step closer to our goal of providing the underserved migraine patient population with a new and differentiated treatment option.”

The Company confirmed with the FDA that the following clinical trials, which already were included in the Company’s operating budget, are required to support a New Drug Application (NDA) submission for LEVADEX. Patients in all of these trials are expected to complete treatment in 2010:

•

Open-label safety trial: This 12 month open-label trial is evaluating overall safety, including pulmonary and cardiovascular safety, of LEVADEX in at least 300 patients for six months and 150 patients for 12 months, including asthmatics. To date, more than 400 patients have completed at least six months of treatment and more than 200 patients have completed twelve months of treatment. No drug-related serious adverse events have been reported. This trial has completed enrollment.

•

Pharmacokinetics (PK) trial: This single dose, open-label, crossover trial is designed to compare the PK of LEVADEX to intravenous dihydroergotamine mesylate (IV DHE) in both smokers and non-smokers. The trial includes healthy adult volunteers, approximately 24 of whom are smokers and 24 of whom are non-smokers. This trial has completed enrollment.

•

Pharmacodynamics (PD) trial: This randomized, double blind, placebo controlled, three way, crossover trial in approximately 24 healthy adults, is designed to compare the acute effects of LEVADEX, IV DHE, and placebo on pulmonary artery pressure by taking regular echocardiogram measurements over a two hour period. This trial is currently enrolling patients.

•	QT trial: This trial will evaluate whether LEVADEX has an effect on QT interval as measured by electrocardiogram.

With respect to chemistry, manufacturing and controls (CMC) requirements, the Company has also received feedback on the content required for NDA submission. Manufacture of registration batches for LEVADEX is complete and the batches are on stability. The Company is progressing toward readiness for pre-approval inspections with its commercial manufacturing partners.

About LEVADEX™

LEVADEX orally inhaled migraine therapy is in Phase 3 development for the potential acute treatment of migraine. Patients administer LEVADEX themselves using the Company’s proprietary TEMPO® inhaler. In the Phase 3 FREEDOM-301 trial, LEVADEX met all four co-primary endpoints at two hours: pain relief (p<0.0001); phonophobia free (p<0.0001); photophobia free (p<0.0001); and nausea free (p=0.02). LEVADEX was well tolerated and there were no drug-related serious adverse events reported in the trial. Data from this Phase 3 trial show the potential for LEVADEX to be effective in treating acute migraine, as well as a broad spectrum of migraine subpopulations that are often difficult to treat with current therapies, including triptans. For example, in this trial, patients with allodynia, menstrual migraine, migraine with nausea and vomiting, severe migraine or who treated late in their migraine cycle responded well to LEVADEX.

LEVADEX is a novel formulation of dihydroergotamine mesylate (DHE), a drug used intravenously in clinical settings to effectively and safely treat migraines. It is designed to be differentiated from existing migraine treatments. Based on clinical results, the Company believes that LEVADEX has the potential to provide fast onset of action, sustained pain relief and other migraine symptom relief in an easy-to-use and non-invasive at-home therapy.

LEVADEX is designed to incorporate the multiple beneficial mechanisms of action that allow DHE to block initiation of migraine, limit pain, reduce inflammation and stop a migraine at any point in the migraine cycle. Based on research to date, including the efficacy portion of the FREEDOM-301 trial, the Company believes the unique pharmacokinetic profile of LEVADEX has the potential to effectively treat migraines, while minimizing the side effects commonly seen with other DHE-based products and other currently available migraine medicines.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, and some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly, according to published studies. Migraine patients report that currently approved drugs do not fully meet their needs due to slow onset of action, short duration of effect, inconsistent response and unacceptable side effect profiles. The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The Company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the enrollment, conduct and completion of clinical trials, and relating to the preparation and filing of a New Drug Application and the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-Q for the quarter ended March 31, 2010, available at http://edgar.sec.gov.

CONTACTS:

Lisa Borland

MAP Pharmaceuticals, Inc.

(650) 386-3122

lborland@mappharma.com

Nicole Foderaro

WCG

(415) 946-1058

nfoderaro@wcgworld.com